EXHIBIT 99.1

Pelican Therapeutics, a Subsidiary of Heat Biologics, Receives Second Tranche

of its $15.2 Million CPRIT Grant Award

DURHAM, NC – October 30, 2017 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a biopharmaceutical company developing drugs designed to activate a patient’s immune system against cancer, announced that its subsidiary, Pelican Therapeutics, Inc. (“Pelican”), received the second tranche in the amount of $6.5 million of its $15.2 million Cancer Prevention and Research Institute of Texas (CPRIT) grant award. To-date, Pelican has received an aggregate of $8.3 million in grants from CPRIT.

The CPRIT award supports the pre-clinical development, manufacturing and clinical development of a 70-patient Phase 1 clinical trial for PTX-35, the company’s lead asset. PTX-35 is a novel co-stimulatory monoclonal antibody against TNFRSF25, an emerging co-stimulatory receptor on T-cells. PTX-35, in combination with checkpoint inhibitors and other immunotherapy agents, has the potential to improve clinical responses for a broad range of patients by expanding the population of antigen-specific “memory” CD8+ T-cells – the immune cells critical in tumor eradication.

“We believe these funds will enable us to progress our manufacturing efforts and advance our pipeline, with the goal of addressing the unmet need for patients who don’t respond well to current cancer therapy,” said Rahul Jasuja, Ph.D., CEO of Pelican.

About Heat Biologics

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient's immune system against cancer by inducing CD8+ "Killer" T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot," and be administered in combination with checkpoint inhibitor therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for non-small cell lung cancer, in combination with Bristol-Myers Squibb's nivolumab (Opdivo®). We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

About Pelican Therapeutics

Pelican Therapeutics, Inc., a subsidiary of Heat, is focused on the development of monoclonal antibody and fusion protein-based therapies designed to activate the immune system. PTX-35 targets the T-cell co-stimulator, TNFRSF25, and is designed to harness natural immune mechanisms that may reprogram tumor immunity. When combined with immunotherapies, including Heat’s T-cell Activation Platform (TCAP), PTX-35 may have the ability to boost antigen-specific T-cells and eliminate tumor cells in patients. PTX-15, Pelican’s second product candidate, is a human TL1A-lg fusion protein that mimics the natural ligand of TNFRSF25, and is designed to modulate T-cells that control the regulatory arm of the immune system.

In June 2016, Pelican was awarded a $15.2 million Cancer Prevention Institute of Texas (CPRIT) grant to support further development of PTX-35 and fund a Phase 1 clinical trial to examine potential benefits to patients with several types of cancers, such as lung, lymphoma, prostate, pancreatic and ovarian.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the potential of PTX-35, in combination with checkpoint inhibitors and other immunotherapy agents, to improve clinical responses for a broader range of patients by expanding the population of antigen-specific “memory” CD8+ T-cells – the immune cells critical in tumor eradication, the plan to progress PTX-35 manufacturing with Pelican’s partners, the belief that the CPRIT funds will enable Pelican to progress its manufacturing efforts and advance its pipeline with the goal of addressing the unmet need for patients who don’t respond well to current cancer therapy and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat's ImPACT and ComPACT therapies and Pelican’s PTX-35 to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients, and complete the clinical trials on time and achieve desired results and benefits, the company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s and Pelican’s ability to maintain their license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican and the other factors described in the company’s most recent annual report on Form 10-K and other filings with the SEC. The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact

For Media and Investor Inquiries

Melissa M Conger

Heat Biologics/Pelican Therapeutics

+1 919 289 4017

mconger@heatbio.com